Exhibit 4.26

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between Robert Dickey IV (“Dickey”) and Motif BioSciences, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, Dickey was employed by the Company pursuant to an employment agreement, dated January 16, 2017 (the “Employment Agreement”); and

WHEREAS, the Parties wish to memorialize the terms and conditions of the termination of Dickey’s employment by the Company.

NOW THEREFORE, in consideration of the covenants, promises, and other good and valuable consideration set forth herein, it is agreed by and between the Parties as follows:

1.              Separation of Employment. Dickey agrees that his employment with the Company will terminate effective as of February 2, 2018 (the “Separation Date”).  Dickey agrees that from  and after the Separation Date, he will no longer be, nor hold himself out as, an employee, officer, representative or agent of the Company, except as otherwise provided for in the Consulting Agreement (defined below). Dickey agrees that, on or before the Separation Date, he will resign from all Board, officer or other positions with the Company and will take all necessary actions to effect such resignation, including signing the necessary resignation letters and other documents. Dickey’ termination will be treated as a termination without cause. Dickey shall be paid his current annual salary through the Separation Date and for accrued but unused vacation as of the Separation Date, less applicable withholdings and authorized deductions. Dickey shall  be entitled to reimbursement for reasonable business expenses incurred on or before the Separation Date, provided Dickey submits appropriate supporting receipts and documentation to Graham Lumsden, CEO within ten (10) business days after the Separation Date; reimbursements will be made at such time and in such manner as provided for by the Company’s normal policies and practices governing such payments.

2.              Amendment to Employment Agreement & Entry into Consulting Agreement. Subject to Dickey’s execution and non-revocation of this Agreement, and in consideration of the releases and covenants given by Dickey in this Agreement, Dickey and the Company shall enter into a Consulting Agreement dated February 2, 2018 (the “Consulting Agreement”)). The Company and Dickey hereby agree to amend the Employment Agreement to delete Section 3(b)(iii) from the Employment Agreement. Dickey hereby acknowledges and agrees that the Consulting Agreement is being entered into in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, and any of its affiliates, including but not limited to the Employment Agreement.

3.              Acknowledgments. Dickey further acknowledges and agrees that:

a.                                      The Consulting Agreement, and compensation provided for therein, provides valid and sufficient consideration for Dickey undertakings pursuant to this Agreement, are in addition to what Dickey would otherwise be entitled, and would not be made but for Dickey’ execution of this Agreement.

b.                                      Except as set forth in Section 2 above and other as set forth in the Consulting Agreement, Dickey is not entitled to and will not at any time seek or receive any further consideration from the Company, including any compensation, bonus, incentive compensation, equity securities (including under any stock option agreement grant) or benefits of any kind. For clarity, the Non-Qualified Stock Option Agreement, dated January 17, 2017 by and between Motif Bio PLC (parent to Company) and Dickey (“NQSO Agreement”) is terminated as of the Separation Date. Notwithstanding the provisions of the NQSO Agreement, including, but not limited to Section 5, all rights and options (including vested options) granted to Dickey in the NQSO Agreement are terminated as of the Separation Date and are no longer exercisable by Dickey.

c.                                       After the Separation Date, Dickey will not be entitled to participate in, or continue to participate in, any benefit programs offered by the Company to its employees. Any benefits due to Dickey will be treated in accordance with the Company’s benefit plans, programs, or policies, as applicable. Notwithstanding the foregoing, Dickey will be entitled to continue to receive his health insurance benefits through February 28, 2018. Dickey will receive, under separate cover, information concerning his right to continue health insurance benefits (at his own expense) after February 28, 2018 in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or New York State’s mini-COBRA law.

4.              Release and Waiver of Claims.

a.                                      As a material inducement to the Company to enter into this Agreement, Dickey, for himself and his heirs, successors, and assigns, hereby forever releases and discharges, to the fullest extent permitted by law, the Company, its owners, investors, parents, subsidiaries, affiliated corporations, related entities, divisions, predecessors, successors and assigns, and its and their respective directors, officers, partners, principals, shareholders, attorneys, agents, representatives, employees, insurers, trustees, heirs, executors, and administrators, past and present (collectively, the “Released Parties”) from any and all claims, demands, actions, and causes of action of any kind whatsoever, past or present, known and unknown, whether in law or in equity, which Dickey ever had, now has, or may have against the Released Parties arising at any time up to and including the date of his execution of this Agreement, including but not limited to:

(i)                                     all claims directly or indirectly relating to or arising out of Dickey’s employment with the Company and the termination of same;

(ii)                                  all claims under any federal, state or local statute or ordinance, including without limitation all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act of 2002, the New York

State Human Rights Law, the New York City Human Rights Law, the New York Labor Code, each as amended, and any other federal, state, or local law, rule, or regulation pertaining to employment;

(iii)                               all claims under any express or implied contract or claims under any common law theory, including claims for unjust enrichment, negligence, defamation, failure to hire, wrongful discharge, intentional and unintentional torts, breach of the covenant of good faith and fair dealing, fraud, retaliation, harassment or discrimination; and

(iv)                              all claims for compensation or damages of any type whatsoever, including but not limited to, back pay, front pay, wages, economic loss, compensatory damages, emotional distress, pain and suffering, liquidated and punitive damages, attorneys’ fees, expenses and costs.

b.                                      Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Dickey of: (i) any claim or right based on any facts or set of facts that may arise after the execution of this Agreement; (ii) any claim that may not be waived under law, including claims for unemployment or workers compensation benefits; (iii) the right to provide information to, file a charge with, or participate in an investigation by a governmental agency; and (iv) any claim or right Dickey may have under this Agreement. Provided, however, that Dickey acknowledges and agrees that, if he pursues, or someone pursues on his behalf, a claim that is not waived as set forth in this Section 4(b), Dickey hereby waives and disclaims any right to individual recovery for such claim, including money damages or other relief, except that this limitation on monetary recovery will not apply to claims for unemployment or workers compensation benefits or to administrative proceedings before the U.S. Securities and Exchange Commission. Moreover, nothing in this Agreement limits or waives Dickey’s right, pursuant to the OWBPA, to seek a judicial determination of the validity of this Agreement’s waiver of  claims under the ADEA.

5.              Covenant Not to Sue. Dickey represents that he has not, prior to signing this Agreement, filed any suit, proceeding, complaint, charge, grievance, arbitration, or claim against the Company or any of the Released Parties in any forum. Dickey further represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter released in this Agreement. Dickey further agrees that, to the fullest extent  permitted by law, he will not institute nor consent to allow any other person or entity to institute on his behalf against the Company or any of the Released Parties any claim, lawsuit, or proceeding with any forum in any way relating to or arising out of any claim or other matter released in this Agreement. In the event any action or claim is brought in violation of this  section, Dickey understands that the General Release and Waiver set forth in Section 4 will completely bar any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that he has released in this Agreement.

6.              Return of Property. Within five (5) business days following the Separation Date, Dickey shall return to the Company all Company Property, whether tangible or intangible, whether created by Dickey or not, that is in his custody, possession or control. “Company Property” includes, but is not limited to, any and all originals, copies, excerpts and synopses of any files, notes, documents, records, computer disks, printouts, video recordings, audio recordings, correspondence on Company letterhead, communications (including without limitation correspondence, e-mails and text messages) and other methods of storing information which pertain to, relate to, constitute, contain or reference the Company’s business or Confidential Information.

7.              Non-Disparagement. Each Party agrees that it will not take any actions, make any statements, or knowingly cause others to take any actions or make any statements that disparage, derogate, or defame the other Party or any other Released Party. Nothing in this Agreement shall prevent a Party from providing information to or participating in a proceeding before a court, administrative agency, or other governmental body, or as otherwise required by law.

8.              No Disclosure. Dickey agrees to keep the existence and terms of this Agreement confidential, except that Dickey may tell his immediate family, attorneys, and accountants, if any, of the Agreement as needed, but only if any individual he tells about this Agreement agrees to maintain the confidentiality of this Agreement. This Section shall not prohibit disclosure (a)  as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or (b) as may be ordered by any regulatory agency or court or as required by other lawful process.

9.              Continuing Obligations. Dickey agrees to comply with the sections of his Employment Agreement titled “Restrictive Covenants,” “Confidentiality,” and “Works For Hire” by their terms, as if set forth expressly herein, and acknowledges that his obligations set forth in such sections survive the termination of his employment with the Company. For purposes of this Agreement, “business competitor” in Section 4(b) of the Employment Agreement shall mean any person or entity working in the field of anti-infectives development.

10.       Non-Admission of Liability. This Agreement is entered into voluntarily by the Parties  in order to bring a mutually agreeable resolution to the termination of Dickey’s employment with the Company. This Agreement is not, and shall not in any way be construed as, an admission by the Company of any fault, liability, or wrongdoing of any kind. The Company specifically disclaims on the part of the Company, its respective directors, officers, executives, employees, representatives and agents, any liability to or wrongful acts against Dickey or any other person.

11.       Choice of Law; Venue. This Agreement shall be interpreted, governed by, and  construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles. Any claims arising out of or relating to this Agreement, the execution of this Agreement, or the waiver of claims in this Agreement shall be brought exclusively in the state courts of New York or, if the jurisdictional prerequisites are met, in the United States District Court for the Southern District of New York; the Parties agree and consent to the jurisdiction of and venue in those courts.

12.       Injunctive Relief. Dickey acknowledges and agrees that any breach of his covenants and other obligations set forth in Sections 5 through 9, inclusive, will cause irreparable harm to the Company that is incapable of calculation and for which monetary damages will be grossly inadequate. Dickey therefore acknowledges and agrees that in the event of a breach or  threatened breach of Sections 5 through 9, inclusive, the Company shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate and without the requirement to post any bond, in addition to all other remedies available at law and equity. The Company shall be entitled to recover all reasonable attorneys’ fees and costs incurred with respect to any action brought to enforce its rights under this Paragraph 12.

13.       Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Provided, however, that if either of both of the General Release and Waiver in Section 4 or the Covenant Not to Sue in Section 5 are held to be invalid, illegal, or unenforceable, then Dickey acknowledges and agrees that (a) he will be required to enter into a new agreement containing an enforceable release of all legally waivable claims against the Released Parties and a promise to not file any legal proceeding against any of the Released Parties based on such released claims and (b) the Severance Payment will constitute sufficient consideration for his entering into such new agreement.

14.       Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the Parties and fully supersedes and replaces any and all prior agreements or understandings (whether oral or written) between the Parties pertaining to the subject matter hereof; provided however, that nothing in this Agreement shall impair Dickey’s obligations under the Employment Agreement that survive termination of his employment, as set forth in Section 9 above. The Parties acknowledge and agree that in signing this Agreement, they have not relied upon any representation, promise or inducement that is not expressly set forth in this Agreement. This Agreement may be amended or modified only with the written consent of the Company. No oral waiver, amendment or modification will be effective under any  circumstances whatsoever.

15.       Acknowledgments, Consideration and Revocation Period.

a.                                      Dickey acknowledges and represents that he has carefully read this Agreement, knows its contents, and understands its terms. By signing this Agreement, Dickey acknowledges that he does so same freely and voluntarily, without any compulsion, duress or undue influence from anyone.

b.                                      Dickey acknowledges that he has been advised in writing (by this Agreement) that he has the right to consult with an attorney of his choosing concerning the legal significance of this Agreement prior to signing it.

c.                                       Dickey acknowledges that (i) by entering into this Agreement, he is releasing and waiving valuable rights and claims, including specifically, but not limited, any rights and claims that may exist under the ADEA; (ii) the waiver and release of claims set forth in Section 4 and the promise not to sue set forth in Section 5 do not apply to any rights or claims that may arise under the ADEA after the date of execution of this release, nor do they apply to his right to challenge the validity of this Agreement’s waiver and release of claims under the ADEA.

d.                                      Dickey shall have a period of 21 days from the date on which a copy of this Agreement has been delivered to him to consider whether to sign it and return a signed copy to the Company to Graham Lumsden, CEO in person, by mail, or by email at graham.lumsden@motifbio.com. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. Dickey acknowledges that if he signs and returns this Agreement before the expiration of the 21-day period, he will have done so knowingly and voluntarily and will have waived the remainder of the 21-day period.

e.                                       If Dickey signs the Agreement, he then has a period of 7 days following the date of signing (the “Revocation Period”) to revoke his acceptance of the Agreement. Any revocation must be in writing and received by Graham Lumsden, CEO in person, by mail, or by email at graham.lumsden@motifbio.com on or prior to the end of seventh day in order to be effective. A letter of revocation that is not received by the seventh day after Dickey has signed the Agreement will be invalid and will not revoke this Agreement. If no revocation occurs, this Agreement shall become effective on the eighth day after it is signed by Dickey (the “Effective Date”).

16.       Counterparts. This Agreement may be executed in any number of counterparts, which together shall be effective as if they were a single document. Signatures on the Agreement transmitted by email or facsimile copy shall have the same force and effect as original signatures.

WHEREFORE, the Parties to this Agreement, intending to be legally bound, have caused this Agreement to be executed as of the date(s) set forth below.

Robert Dickey IV		Motif BioSciences, Inc.

/s/ Robert Dickey IV		By:	/s/ Graham G. Lumsden
Name: Graham G. Lumsden
Title: CEO

Date:	February 13, 2018	Date:	February 13, 2018